EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended March 31, 2016

May 4, 2016

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2016 third quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, May 4, 2016, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to Yifan, our CFO, to provide an overview of the third fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn the call over to Mike, our CEO, who will review the company’s business highlights and I will follow-up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the March quarter was $83.0 million, an increase of 4.0% quarter over quarter and an increase of 7.9% over the same quarter last year. Our new products continue to show growing momentum during our typical lower season.

In terms of product mix, MOSFET revenue was $63.5 million, up 6.9% quarter over quarter, and up 7.2% over the same quarter last year. Power IC revenue was $16.3 million, down 0.9% quarter over quarter and up 18% over the same quarter last year. Service revenue was $3 million, as compared to $4.0 million for the prior quarter and the same quarter last year.

Next, I would like to provide the segment mix report. Before I do, I should inform you that we have improved our segment tracking system during the quarter to better reflect our evolving business. This change does not affect our overall revenue, gross margin, operating margin or net margin. In the past, we classified revenue segment by customers based on the core business they are in. Our customers have diversified their business into new applications, therefore, we enhanced our tracking system using both customers and part numbers based on product applications. This more clearly delineates our revenue between the segments. To facilitate the quarter over quarter comparison, I will also provide the December quarter’s segment mix based on the new tracking system.

The March quarter’s Computing segment represented 36.4% of the total revenue, Consumer 27.1%, Power Supply and Industrial 21.9%, Communications 10.5%, Service 3.9%, and others 0.2%. Under the new segment tracking system, the December quarter’s segment mix would be: Computing 36.5%, Consumer 26.0%, Power Supply and Industrial 21.5%, Communications 10.9%, and Service 5.1%.

Gross margin was 19.7% for the March quarter, as compared to 18.8% in the prior quarter and 16.6% for the same quarter last year. The increase in gross margin quarter over quarter was mainly driven by the new product contribution and higher factory utilization.

Operating expenses for the quarter were $16.4 million, compared to $15.6 million for the prior quarter and $16.1 million for the same quarter last year. The higher operating expenses quarter over quarter were primarily due to the higher R&D expenses. Also, the December quarter’s operating expenses were lower than normal due to the office shutdown and more vacation taken by employees during the December quarter holiday season.

Income tax expense was $1.2 million for the quarter, compared to $1.0 million for the prior quarter and $0.7 million for the same quarter last year.

Net loss for the quarter was approximately $1.3 million or 6 cents loss per share, as compared to 7 cents loss per share for the prior quarter and 16 cents loss per share for the same quarter last year. Net loss in the March quarter included $1.2 million share-based compensation charge as compared to $1.1 million in the prior quarter and $0.9 million for the same quarter last year. It also included $0.2 million expenses related to our joint venture agreement signed in the March quarter.

Non GAAP EPS was breakeven for the March quarter, compared to breakeven for the prior quarter and 12 cents loss per share for the same quarter last year.

Cash flow from operations was $2.0 million for the March quarter, compared to $16.8 million for the prior quarter and $3.0 million for the same quarter last year.

EBITDAS for the March quarter was $8.1 million compared to $7.8 million for the prior quarter and $4.3 million for the same quarter last year.

Moving on to the balance sheet.

We completed the March quarter with cash and cash equivalents balance of $78.9 million, as compared to $81.9 million at the end of last quarter and $112.9 million a year ago. During the quarter, we repurchased approximately 0.2 million shares for a total amount of $1.8 million.

Net trade receivables were $32.0 million, as compared to $26.1 million at the end of last quarter and $31.1 million for the same quarter last year. Day Sales Outstanding for the quarter was 39 days compared to 36 days in the prior quarter.

Net inventory was $67.9 million at the quarter-end, up from $61.1 million for last quarter and from $66.3 million for the prior year. Average days in inventory were 87 days for the quarter compared to 85 days in the prior quarter.

Net Property, Plant and Equipment balance was $112.5 million, as compared to $112.1 million last quarter and $115.8 million for the prior year. Capital expenditures were $3.2 million for the quarter. Our expectation for FY2016 capital expenditure is around $20 million.

On March 29, 2016 we executed a definitive agreement with two strategic investment funds owned by the authority of Chongqing, China to form a joint venture for a new power semiconductor packaging/testing and wafer fabrication facility in Chongqing. We own 51% and the Chongqing funds own 49% of the equity interest of the joint venture. The financial results of the joint venture are expected to be consolidated with the company’s financial statements. The first phase of the construction, which is for packaging, is expected to complete in the second half of 2017. Then, we will gradually relocate assembly and test equipment that we contributed from our Shanghai facility, while establishing our Shanghai facility as a center of supply chain management, technology development, and high-value product manufacturing. The second phase of the construction for the 12” fab is expected to start later, depending on the conditions and various business factors. We expect the joint venture to provide significant cost savings for us as well as drive meaningful improvements in working capital and capital expenditures.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Thank you, Yifan!

AOS delivered strong execution in the March quarter. The revenue came in at the high end of our guidance range and the gross margin and the bottom line exceeded the stated expectations. Our diversified product portfolio enabled us to deliver solid and stable performance amid the prevailing challenges in the PC market, resulting in counter-seasonal growth.

AOS is off to a good start in the final phase of the recovery plan with unwavering focus on accelerating diversification and returning to profitability. In the past few quarters, we successfully secured critical design ins and wins in multiple key accounts with our differentiated new products. The business pipeline continues to grow, which sets the stage for meaningful expansion of revenue opportunities. Along with the revenue growth, we expect to achieve profitability derived from the leverage in AOS business model.

Concurrently, we are creating new competitive advantages for sustainable long-term growth beyond recovery. As an example, we reached an important milestone in our strategic roadmap by forming a joint venture with Chonqing. The joint venture is designed to bring together the technological and operational capability of AOS in power semiconductor with the capital resources and regional infrastructure support of the Chongqing authority. We are excited about the prospect of further diversifying the product offerings and improving our access to customers in China where our business is growing.

Now turning to our business segments review, as Yifan mentioned earlier, we made some improvement to the segment tracking system to better reflect our evolving business.

First, Computing segment: It represented 36.4% of the total revenue, and was up 3.6% quarter over quarter against the sharp decline in PC demand in the March quarter. AOS is well positioned to capture the momentum in the forthcoming Skylake ramp and we continue to expand our market share and BOM content. We expect to maintain, if not improve, our established PC position against weak PC market.

Second, Consumer segment: The revenue marked 27.1% of the total. It increased by 8.5% sequentially. The growth was attributable mainly to the sizable product ramp with major TV customers for their high-end TVs. The leading OEMs with whom we have been strongly positioned are aggressively ramping up their high-end TV production, and AOS is successfully supporting their needs with highly efficient products and relentless dedication. We continue to strive to replicate the success with more customers in the consumer segment.

Third, Power Supply and Industrial segment: It was 21.9% of the total revenue. Our Power Supply and Industrial business turned in its fourth consecutive quarter of sequential growth, posting 6% increase in revenue during the March quarter. The business traction from new products for quick charger applications remains intact. In addition, we saw some incremental revenue across various industrial applications. We are encouraged by the prospects and progress we are making in this business segment.

Finally, Communications segment: The revenue was 10.5% of the total, and was up 0.5% sequentially despite the low seasonality. We are steadily growing our footprint in key smartphone applications such as battery management accounts, paving the way for the ramp in the June quarter. We believe that our products provide a compelling advantage and are gaining traction. Even though this segment represents a relatively small business today, it has the potential to become an important contributor to revenues and earnings in the future. We expect this incremental new business to continue to contribute to our growth.

In summary, we are making good progress in diversifying our business and creating new competitive edge for long-term success. I am pleased that the improved operating performance for the March quarter is evidence that our growth strategies and executions are beginning to bear fruit.

Looking ahead, we expect to continue to create healthy demand by introducing differentiated products and by expanding the customer penetration. While our recovery is still tender, we remain keenly focused on driving a more solid turnaround with full strength to achieve revenue growth and profitability.

Yifan Liang: Guidance for the next quarter

As we look forward to the fourth quarter of fiscal year 2016, we expect:

•	Our June quarter’s revenue to be in the range of $87 million to $91 million.
•	GAAP gross margin is expected to be approximately 20.0% plus or minus 1%.
•	GAAP operating expenses are expected to be in the range of $15.8 million to $17.8 million.
•	Tax expenses are expected to be about $1.0 million to $1.2 million.
•	Our share-based compensation should range from $1.1 million to $1.3 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income/(loss), tax expenses, net income/(loss), and share-based compensation expenses, statements regarding market segments; expectation with respect to improvement in profit, our recovery progress and competitive position; the progress, outlook and commencement of operation of our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake platform; seasonality fluctuation in customer demand; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 filed on August 27, 2015 and the Quarterly Reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

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